Exhibit 21.1

Homeowners Choice, Inc. has four wholly-owned subsidiaries:

Homeowners Choice, Inc. holds all of the issued and outstanding equity securities of

Homeowners Choice Property & Casualty Insurance Company, Inc., a Florida corporation.

Homeowners Choice, Inc. holds all of the issued and outstanding equity securities of

Homeowners Choice Managers, Inc., a Florida corporation.

Homeowners Choice, Inc. holds all of the issued and outstanding equity securities of Southern

Administration Inc., a Florida corporation.

Homeowners Choice, Inc. holds all of the issued and outstanding equity securities of Claddaugh

Casualty Insurance Company Ltd., a Bermuda corporation.